UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ChinaCache International Holdings Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Section A, Building 3, Dian Tong Creative Square No. 7 Jiuxianqiao North Road, Chaoyang District Beijing, 100015, China
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Preferred Share Purchase Rights	The NASDAQ Stock Market LLC
(Title of each class to be registered)	(Name of each exchange on which each class is to be registered)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: __________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

On May 9, 2018, the Board of Directors (the “Board”) of ChinaCache International Holdings Ltd., (the “Company”) authorized the grant of one right (a “Right”) for each outstanding ordinary share, par value $0.0001 per share, of the Company (the “Ordinary Shares”), to shareholders as recorded in the register of members at the close of business on May 21, 2018.

Each Right entitles the registered holder to acquire from the Company one one-hundredth of a share of series A junior participating preferred shares, par value $0.0001 per share (the “Preferred Shares”) at a purchase price of $1 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights will be issued pursuant to a Rights Agreement, dated as of May 9, 2018 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

The Rights Agreement (which includes the form of Rights Certificate as Exhibit A, the form of Summary of Rights as Exhibit B and the form of Certificate of Designation as Exhibit C) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights and the Rights Agreement is incorporated by reference herein to the Company’s Report on Form 6-K, dated May 10, 2018 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Certificate of Designation for the Company’s Series A Junior Participating Preferred Shares, dated May 9, 2018 (incorporated by reference to Exhibit 3.1 to the Company's Form 6-K furnished to the U.S. Securities and Exchange Commission (the "Commission") on May 10, 2018).

4.1	Rights Agreement, dated as of May 9, 2018, between ChinaCache International Holdings Ltd. and American Stock Transfer & Trust Company, LLC, which includes the form of Rights Certificate as Exhibit A, the form of Summary of Rights as Exhibit B and the form of Certificate of Designation as Exhibit C (incorporated by reference to Exhibit 4.1 the Company's Form 6-K furnished to the Commission on May 10, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 10, 2018	ChinaCache International Holdings Ltd.

	By:	/s/ Song Wang
Song Wang
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designation for the Company’s Series A Junior Participating Preferred Shares, dated May 9, 2018 (incorporated by reference to Exhibit 3.1 to the Company's Form 6-K furnished to the U.S. Securities and Exchange Commission (the "Commission") on May 10, 2018).

4.1	Rights Agreement, dated as of May 9, 2018, between ChinaCache International Holdings Ltd. and American Stock Transfer & Trust Company, LLC, which includes the form of Rights Certificate as Exhibit A, the form of Summary of Rights as Exhibit B and the form of Certificate of Designation as Exhibit C (incorporated by reference to Exhibit 4.1 the Company's Form 6-K furnished to the Commission on May 10, 2018).